Exhibit  2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                FINAL AMENDMENT & MODIFICATION - CLOSING DOCUMENT


This Amendment to the Agreement for the acquisition of RF Scientific, Inc. "RFS" or "Seller"), a private Florida corporation with its headquarters in Orlando, Florida, into QuadraComm, Inc, ("QDRA" or "Buyer"), a public Colorado corporation headquartered in Tampa, Florida is entered into as of this 13th day of August, 2001, and, as such, constitutes the final cumulative amendment to the Basic Agreement signed by the parties on November 10,2000, Amendment Number 1 signed by the parties on July 18, 2001, and Amendment Number 2 signed by the parties on August 9, 2001, This Amendment becomes, by its enactment when signed by the Parties, a part of the final overall Agreement and the intended transaction between the parties as it executes and documents the closing of the acquisition.

Whereas, the Parties hereto desire to merge their companies through a stock-for-stock purchase by QuadraComm, Inc. of all of the issued and outstanding stock of RF Scientific, Inc, from its shareholders, as defined in the previously implemented Basic Agreement and Amendments, and;

Whereas, it is the mutual intention of the Parties that this acquisition qualify as a tax-free reorganization within the meaning of Section 368 of the US Internal Revenue Code of 1986, and:

Whereas, the Parties hereto have each conducted adequate due diligence on the other Party's business, financial data, and relevant documentation per the mutual representations, warranties, covenants, and agreements defined in the Basic Agreement, and have previously approved all such data as complete and acceptable, and;

Whereas, the Parties hereto agree to the following clarifications and revisions to the November 10, 2000 Agreement in addition to the July 18, 2001 Amendment in addition to the August 9, 2001 Amendment:

     A. As a result of the change from a "cash-and-stock" merger between the two Parties to a "stock-for-stock" exchange basis as defined in Amendment Number 2 to this Agreement, Sections 2.1 through 2.3 and 2.5 through 2.6, inclusive in the Basic Agreement are no longer applicable to the acquisition as enacted, and are considered void. As such, the effective time and closing of the transaction is hereby set effective this date, August 13, 2001.

     B. The exchange of Capital Stock, initially defined in the Agreement under Section 2.5 will be managed by the Buyer, and the consideration and schedule for distribution have been revised to the definition included in Amendment Number 2 to this transaction.


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     C.   The  Representations  and Warranties previously made and documented by the Parties, as required under Agreement Section 3 are considered correct and complete when and as made, and are so considered as of the Closing Date. The Parties concur that no adverse occurrences exist which would significantly increase the risk or appropriateness of the acquisition being closed herein.

     D. The Parties agree that the Covenants contained in Agreement Section 4 have been met and satisfied within the intent of the Agreement.

     E. The Parties agree that the post-closing Covenants contained in Agreement Section 5 retrain applicable and in effect except as follows:
          5.5  The  management  of R'S is to remain in place after this Closing.
          5.6 The RFS Board of Directors should be increased by one member to include Robert W. Ellis, President of QuadraComm as Director of the wholly-owned subsidiary.
          5.6 Section is void. There is no escrow or sub corporation to assume liabilities.

     F. The Parties agree that the Schedule 2.9 previously provided by RFS was, and is, satisfactory, arid fully meets the intent of Section 6. l .d of the Basic Agreement

     G. The Parties agree that all elements of Section 6 of the Basic Agreement have been met within the intentions and requirements of the Parties and of the transaction being closed, or have been waived by the appropriate party.

     H The post-closing operation of RFS as a wholly-owned subsidiary of QuadraComm significantly changes the tax implications and commitments as defined in Basic Agreement Section 7. As such, the Parties agree, on a post-closing basis, to jointly cooperate and participate in the finalization and resolution of RFS tax matters that apply before or after the closing of the acquisition, and;.

Whereas, the parties agree that the consideration covering this stock-for-stock acquisition of RFS by QuadraComm is adequately defined, and is the only consideration now applicable, within the Amendment Number 2 between the Parties dated August 9, 2001, and;

Whereas, the Parties agree that the presentation and distribution of each Party's applicable Common Stock that make up the basis for this acquisition transaction will occur at, or reasonably after, this Closing date, but not later than fifteen (15) days after the date of Closing;

Now Therefore, the Parties hereto agree that the intentions and actions of the merger of their respective Companies have been met with the fulfillment and execution of this Amendment to the Agreement, and, as such, agree that the transaction is effective and closed.


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In witness whereof, the Parties hereto have executed this Amendment to the Basic
Agreement  and  previous  Amendments  hereto as of the date first above written.

QUADRACOMM,  INC.                         RF  SCIENTIFIC,  INC.



              /s/                                       /s/
-----------------------------------       ---------------------------------
By:     Robert  W.  Ellis                 By:     James  Abbott
Its:     CEO  &  President                Its:    President


                                                       /s/
                                          ---------------------------------
                                          By:     AJ  Miceli
                                          Its:    Vice  President



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